UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 29, 2014

Rand Worldwide, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

161 Worcester Road, Suite 401, Framingham, Massachusetts	01701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 663-1400

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On September 29, 2014 Rand Worldwide, Inc. (the “Company”) issued a press release regarding its financial results for the quarter and fiscal year ended June 30, 2014. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference into this item.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure in Item 8.01 below relating to certain anticipated changes in the Company’s Board of Directors and management is incorporated by reference into this Item 5.02.

Item 8.01.	Other Events

Sale of Rand Secure Data Division

On September 24, 2014, the Company spun off its Rand Secure Data division into a separate subsidiary and sold the stock of the newly formed subsidiary for $500,000, resulting in an estimated loss of $1.1 million.

Tender Offer

On September 29, 2014, the Company announced its intention to conduct a self-tender offer to repurchase up to 27,530,816 shares of its common stock at a purchase price of $1.20 per share. The Company intends to commence the tender offer as soon as practicable and in no event later than October 10, 2014.

The Company also announced that it expects to enter into a new credit facility in connection with the tender offer, which is expected to include a revolving credit facility of $10 million and a term loan of $25 million, with approximately $25 million expected to be used to repurchase shares together with cash on hand of approximately $9.5 million. The Company has received a commitment letter from the lender in connection with the proposed facility.

The Company’s majority stockholder, RWWI Holdings LLC, an affiliate of Ampersand Capital Partners (“Ampersand”), sold 9 million of its 34,232,682 shares of Common Stock to an affiliate of 3K Limited Partnership, an existing stockholder (“3K”), on September 26, 2014. In connection with that sale, RWWI Holdings LLC agreed not to exercise further board designation rights under its Stockholders Agreement from August 2010 under which it has the right to designate three directors until such time as its ownership falls below a certain threshold. RWWI Holdings LLC has indicated its intention to tender its remaining shares in the offer, subject to the proration procedures of the offer in the event that more than 27,530,816 shares of the Company’s common stock are tendered. Upon the Company’s acceptance of and payment for the shares tendered in the offer, it is the Company’s expectation that 3K and its affiliates will own a majority of the Company’s outstanding common stock. It is the Company’s belief that the two members of its board of directors who are currently serving as designees of Ampersand – Dr. Richard A. Charpie and Charles D. Yie – will resign from the Board, as will Manu Parpia, an independent director, following the completion of the offer. The Company and Marc L. Dulude, its Chairman and Chief Executive Officer, have also reached an understanding that Mr. Dulude will step down from each of his positions at the Company, including from the Board. It is the Company’s expectation that Lawrence Rychlak, currently President and Chief Financial Officer and a director of the Company, will be appointed to serve as Chief Executive Officer, pending arrangement of final terms. No definitive timetable for these changes has been finalized.

A copy of the press release announcing the Company’s intention to commence the tender offer is attached hereto as Exhibit 99.2.

Important Information

This Current Report and the attached press release announcing the Company’s plans to initiate a tender offer is for informational purposes only and do not constitute an offer to purchase nor a solicitation of an offer to sell any shares of common stock of Rand Worldwide, Inc. The anticipated tender offer described in this Current Report and the attached press release has not yet commenced. The Company intends to file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) upon the commencement of such tender offer. The tender offer statement (including the offer to purchase, letter of transmittal and other tender offer documents) will contain important information that should be read carefully before making any decision to tender shares in the tender offer. These materials, as well as any updates to them or other documents filed with the SEC, will be made available to all Company shareholders at no expense to them by contacting the Company or through the Company’s website at www.rand.com. In addition, all such materials (and all other tender offer documents filed with the SEC) will be available at no charge at the SEC’s website at www.sec.gov.

Item 9.01.	Financial Statements and Exhibits

Exhibit	Description

99.1	Press Release issued by Rand Worldwide, Inc. on September 29, 2014

99.2	Press Release issued by Rand Worldwide, Inc. on September 29, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAND WORLDWIDE, INC.

September 29, 2014	By:	/s/ Lawrence Rychlak
		Name:	Lawrence Rychlak
		Title:	President and Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Press Release issued by Rand Worldwide, Inc. on September 29, 2014

99.2	Press Release issued by Rand Worldwide, Inc. on September 29, 2014